Exhibit 23(j)(iv)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 23, 2007, relating to the financial statements and financial highlights which appear in the November 30, 2006 Annual Report to Shareholders of International Small Company Portfolio and U.S. Micro Cap Portfolio (constituting portfolios within DFA Investment Dimensions Group Inc.) and The Japanese Small Company Series, The Asia Pacific Small Company Series, The United Kingdom Small Company Series, The Continental Small Company Series and The Canadian Small Company Series (constituting portfolios within The DFA Investment Trust Company), which is also incorporated by reference into this Registration Statement.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

October 17, 2007